Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MARIMED INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF SEPTEMBER, A.D. 2021, AT 11:16 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

4931664 8100
SR# 20213336273

Authentication: 204268096
Date: 09-28-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:16 AM 09/24/2021
FILED 11:16 AM 09/24/2021
SR 20213336273 - File Number 4931664

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION

OF

MARIMED INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is MariMed Inc.

2. The certificate of incorporation of the corporation is hereby amended by striking out subparagraph (A) of Article FOURTH thereof and by substituting in lieu of said subparagraph the following new subparagraph (A) of Article FOURTH:

> "FOURTH: (A) The total authorized capital stock of the Corporation shall be 750,000,000 shares consisting of 700,000,000 shares of Common Stock, par value $0.001 per share and 50,000,000 shares of Preferred Stock, par value $0.001 per share.

3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.

Executed on this 23rd day of September 2021

Jon R. Levine
Chief Financial Officer and Secretary